Exhibit 10.1

News

RiT TECHNOLOGIES REPORTS Q4 AND FULL YEAR 2005 RESULTS
– 2005: Revenues Up 51% to $27.9M, 4 Profitable Quarters

Tel Aviv, Israel – February 2, 2006 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the fourth quarter and full year ended December 31, 2005.

Revenues for the fourth quarter of 2005 were $7,071,000, an increase of 25% compared with $5,651,000 for the fourth quarter of 2004. Net income for the quarter was $225,000, or $0.02 per basic share ($0.01 per diluted share), the Company’s 4th consecutive profitable quarter, compared with a net loss of ($193,000), or ($0.01) per share (basic and diluted) for the fourth quarter of 2004.

Revenues for the full year 2005 were $27,852,000, an increase of 51% compared with $18,427,000 for 2004. Net income for the period was $1,403,000, or $0.10 per basic share ($0.09 per diluted share), compared with a net loss of ($2,975,000), or ($0.27) per share (basic and diluted), for 2004.

Commenting on the results, Mr. Doron Zinger, RiT’s President and CEO, said, “2005 was a strong year for RiT with 51% revenue growth, gross margin above 53% and four consecutive profitable quarters. These results were well above our projections, due partially to the receipt of several large Carrier sales. Our focus during the year has been to strengthen our ability to generate a steadily growing flow of orders, and to use that as a foundation for healthy, consistent and profitable growth.

“Towards this end, we made significant progress during 2005. We instituted various activities during the year which have strengthened our relationships with major customers and OEM partners and enhanced our internal sales capabilities. On The Enterprise side, our current focus is to begin addressing emerging opportunities in India and China, and to take full advantage of the explosive growth of worldwide datacenter building activity. On the Carrier side, we have expanded the number of ‘live’ opportunities in the sales pipeline and have begun accelerating the rate at which they turn into sales. To fuel our long-term growth, we continue aggressive development of all our product lines, and expect to launch a next-generation Carrier product later in the year.”

Mr. Zinger concluded, “Looking ahead, given the ‘spikes’ of our Carrier business, it remains difficult to forecast our future revenues. We are nevertheless budgeting for a profitable 2006 for both sides of the business with gross margin above 50%.”

The Company will host a conference call to discuss these results today, Thursday February 2nd, at 10:00 A.M. Eastern Time/ 17:00 Israel time. To participate, please call +1-866–229-7198 from the US (toll free), or +972-3-918-0600 International. A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling +1-866-276-1002 from the US (toll free), or +972-3-925-5940 from the rest of the world.

The call will also be available through a simultaneous webcast. To participate in the webcast of the call, please log-in about 5-10 minutes prior to the start of the call as follows:

Live Windows Media:
      http://phx.corporate-ir.net/playerlink.zhtml?c=119790&s=wm&e=1204420

Live RealPlayer:
      http://phx.corporate-ir.net/playerlink.zhtml?c=119790&s=real&e=1204420

The call will also be archived for replay for 14 days at the same url address.

Note: Participants in the webcast may submit questions to be addressed in the conference call in advance by email to: simonag@rit.co.il

About RiT Technologies
RiT is a leading provider of physical network infrastructure control and management solutions. Deployed in the networks of many of the world’s largest carriers and enterprises, its pioneering, fast-ROI products have proven their ability to simplify service deployment and provisioning, enhance troubleshooting accuracy, reduce infrastructure maintenance costs, enhance physical layer security and enable cost-effective service qualification and verification.

RiT is a member of the RAD group, a world leader in communications solutions. For more information, please visit our website: www.rittech.com

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate”, “forecast”, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described under the heading “Risk Factors” in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 20-F, which may be revised or supplemented in subsequent reports filed with the SEC. These factors include, but are not limited to, the following: our ability to raise additional financing, if required; the continued development of market trends in directions that benefit our sales; our ability to maintain and grow our revenues; our dependence upon independent distributors, representatives and strategic partners; our ability to develop new products and enhance our existing products; the availability of third-party components used in our products; the economic condition of our customers; the impact of government regulation; and the economic and political situation in Israel. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

COMPANY	Simona Green
CONTACT:	VP Finance
+972-3-766-4249
simonag@rit.co.il

RiT TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	(Unaudited)		(Audited)

	2005 U.S. $	2004 U.S. $	2005 U.S. $	2004 U.S. $

Sales	7,071	5,651	27,852	18,427
Cost of sales	3,423	2,677	12,923	10,066

Gross profit	3,648	2,974	14,929	8,361

Operating expenses:

Research and development, gross	1,018	1,012	4,212	3,767
Less - royalty-bearing participation	-	-	119	286

Research and development, net	1,018	1,012	4,093	3,481

Sales and marketing	2,022	1,623	7,624	6,165
General and administrative	430	551	2,007	1,719

Total operating expenses	3,470	3,186	13,724	11,365

Operating income (loss)	178	(212)	1,205	(3,004)
Financial income, net	47	19	198	29

Net income (loss)	225	(193)	1,403	(2,975)

Basic net income (loss) per ordinary share	0.02	(0.01)	0.10	(0.27)

Diluted net income (loss) per ordinary share	0.01	(0.01)	0.09	(0.27)

Weighted average number of ordinary shares
used to compute basic net income (loss)
per ordinary share	14,374,659	13,980,484	14,288,900	11,174,865

Weighted average number of ordinary shares
used to compute diluted net income (loss)
per ordinary share	15,395,506	13,980,484	15,459,384	11,174,865

RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS (U.S GAAP)
(U.S dollars in thousands)

	December 31, 2005	December 31, 2004
	(Audited)	(Audited)

Assets
Current Assets
Cash and cash equivalents	7,222	7,773
Marketable securities	506	531
Trade receivables, net	4,725	4,376
Other current assets	741	1,016
Inventories	5,101	6,548

Total Current Assets	18,295	20,244

Assets held for severance benefits	1,751	1,578

Property and Equipment
Cost	2,544	3,458
Less - accumulated depreciation	1,875	3,048

	669	410

Total Assets	20,715	22,232

Liabilities and Shareholders' Equity
Current Liabilities
Short-term bank credits	-	2,467
Trade payables	3,270	4,871
Other payables and accrued expenses	2,680	2,425

Total Current Liabilities	5,950	9,763

Long-term Liability
Liability in respect of employees' severance benefits	2,253	2,069

Total Liabilities	8,203	11,832

Shareholders' Equity
Share capital	383	374
Treasury Stock	(27)	(27)
Additional paid-in capital	31,335	30,610
Accumulated other comprehensive loss	(39)	(14)
Accumulated deficit	(19,140)	(20,543)

Total Shareholders' Equity	12,512	10,400

Total Liabilities and Shareholders' Equity	20,715	22,232